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                 PENSION/PROFIT SHARING PLAN QUALIFICATION RIDER
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If the Contract/certificate owner (hereinafter referred to as "You" or "Your")
of this Contract/certificate (hereinafter referred to as "Contract") requested that it be issued to comply with Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the following conditions, restrictions and limitations apply to this Contract. The Contract shall constitute an asset of the qualified pension or profit-sharing plan established under Code Section 401(a) and the regulations thereunder and the Contract shall be subject to the provisions, terms and conditions of such qualified plan. The amounts held under this Contract will be used for the exclusive benefit of the employees and their beneficiaries. The provisions in this rider supersede any contrary provisions in the Contract.

The Plan is subject to the Employee Retirement Income Security Act (ERISA). We are not a party to the Plan, nor are we the Plan Administrator. Any responsibilities related to the appropriateness of any withdrawal, consents (or revocation thereof), or any other fiduciary decision related to the administration of the Plan is that of the employer or the Plan Administrator.

OWNER AND ANNUITANT
If the owner of this Contract is an employer, it represents that the plan meets the requirements of Code Section 401(a). The term employee will mean the individual for whose benefit the employer established an annuity program under Code Section 401(a). This employee will be the Annuitant under this Contract. The Annuitant is the individual on whose life the first Annuity payment is made. A joint owner or a contingent Annuitant cannot be named under this Contract. The Annuitant may not be changed after the Contract Date except as provided hereunder.


TRANSFER OF OWNERSHIP/ASSIGNMENT
This Contract shall not be pledged or otherwise encumbered and it shall not be sold, assigned, or otherwise transferred to any other person or entity other than us.

CREDITOR CLAIMS
To the extent permitted by law, no right or benefit of the owner, Annuitant or Beneficiary under this Contract shall be subject to the claims or creditors or any legal process.

CONTRIBUTION LIMITS
Contributions may not exceed the limitations in effect under Code Section 402(g) and 415(c).

ROLLOVERS
To the extent the Annuitant is eligible for a distribution under this Contract, and provided the distribution is an eligible rollover distribution, the distribution or a portion of it may be paid directly to an eligible retirement plan. An eligible retirement plan includes an Individual Retirement Annuity or Account described in Code Section 408; a Tax Sheltered Annuity plan or arrangement under Code Section 403(b); a Defined Contribution plan qualified under Code Section 401; and a governmental Deferred Compensation arrangement under Code Section 457, as permitted by law. In the case of an eligible distribution to the surviving spouse however, an eligible retirement plan is an Individual Retirement Annuity or Account. You must specify the eligible retirement plan to which such distribution is to be paid in a form and at such time acceptable to us. Such distribution shall be made as a direct transfer to the eligible retirement plan so specified. Surrender penalties under this Contract may apply to all rollover distributions.

Previously taxed amounts in this Contract are not eligible for rollover. Amounts that are rolled over are generally not taxed until later distributed. An eligible rollover distribution generally includes any taxable distribution or portion thereof from this Contract except:
          (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or the life expectancy) of the Annuitant or the joint lives (or joint and survivor expectances) of the Annuitant and the Annuitant's designated beneficiary, or for a specified period of ten years or more;
          (2) any distribution to the extent such distribution is required under Code Sections 401(a)(9) and 403(b)(10);
          (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);
          (4) any hardship distribution described in Code Section 403(b)(11) or Code Section 403(b)(7)(A)(ii) made to the contract owner after 1998, and
          (5) any other distribution(s) to the extent provided under the Code.


  When an Annuitant receives a distribution directly by check that is eligible for rollover, then mandatory income tax withholding will be taken from the distribution. The Annuitant may roll over the balance to an Individual Retirement Annuity or Account

L-22383                                                                 Ed. 2/03
within 60 days of receipt of the check, and may make up the amount withheld from other sources in the rollover in order to roll over the maximum without possible early distribution tax penalty on the amount of the tax withholding.

ELECTION OF SETTLEMENT OPTIONS
On the Maturity Date, or other agreed upon date, We will pay the amount payable under this Contract in one lump sum or in accordance with the Option elected by You. While the Annuitant is alive, You may change your Settlement Option election by Written Request, but only before the Maturity Date. Once annuity payments have commenced, no further election changes are allowed.

If no election has been made on the Maturity Date and if the Annuitant is living and has a spouse, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant as primary payee and the Annuitant's spouse as secondary payee in accordance with the Joint and Last Survivor Life Annuity-Annuity Reduced on Death of Primary Payee Option. During the Annuitant's lifetime, if no election has been made and the Annuitant has no spouse on the Maturity Date, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant, in accordance with the Life Annuity with Period Certain Annuity option, with 120 monthly payments assured.

REQUIRED MINIMUM DISTRIBUTIONS
DISTRIBUTIONS DURING ANNUITANT'S LIFETIME
In order to meet the qualification requirements of Code Section 401(a), all plans must meet the required mandatory distribution rules in Code Section 401(a)(9).

Code Section 401(a)(9) states that a plan will not be qualified unless the entire interest of each employee is distributed to such employee not later than the "required beginning date" or over the life or life expectancy of such employee or over the lives or joint life expectancy of such employee and a designated beneficiary. Generally, the "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the employee attains age 70 1/2, or (2) the calendar year in which the employee retires, except that in the event that the employee is a 5% owner, the "required beginning date" is April 1 of the calendar year in which the employee attains age 70 1/2.

DISTRIBUTIONS UPON ANNUITANT'S DEATH
If the Annuitant dies on or after the Required Beginning Date (or after distributions have begun under one of the settlement options under this Contract), the remaining portion of the Annuitant's interest (if any) shall be distributed at least as rapidly as the method of distribution in effect as of the Annuitant's death.

If the Annuitant dies before distribution of his or her interest in the Contract has begun and unless otherwise permitted under applicable law, the Annuitant's entire interest will be distributed in accordance with one of the following three provisions:

   a. If the Annuitant's interest is payable to a designated beneficiary, except as provided in (c) below, the designated beneficiary may elect to receive the entire interest over the life expectancy of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant died. Such election by the designated beneficiary must be irrevocable and must be made no later than September 30 of the calendar year immediately following the calendar year in which the Annuitant died.

   b. If there is no designated beneficiary, or if the beneficiary elects, the Annuitant's entire interest in the Contract will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

   c. If the designated beneficiary is the Annuitant's surviving spouse, the surviving spouse may elect to receive the entire interest in equal or substantially equal payments over the life expectancy of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or
          (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2.. Such election by the surviving spouse must be irrevocable and must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death, or the date distributions are required to begin pursuant to the preceding sentence.

  If the surviving spouse dies before distributions begin, the limitations described above in this section shall be applied as if the surviving spouse were the Annuitant.

L-22383                                                                 Ed. 2/03

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Life expectancies will be calculated in accordance with the applicable requirements of Federal Law, including the Code and any applicable rules and regulations.

ANNUITIES DISTRIBUTED UNDER QUALIFIED PLANS
If the applicant for this Contract requested that it be issued to comply with
Section 401(a) of the Code, and this Contract has subsequently been transferred to the Annuitant, the following conditions, restrictions and limitations apply to this Contract in addition to the above.
SPOUSAL CONSENT

DEATH BENEFIT - If the Annuitant dies while the Contract continues and the Annuitant has a spouse at the time of the Annuitant's death, We will pay the death benefit to a person other than the current spouse of the Annuitant only if proof of spousal consent, which meets the requirements of Section 417 of the Code, is furnished to us.

If the Beneficiary is not the current spouse and such spousal consent is not furnished, We will pay 50% of the death benefit to the current spouse. We will pay the balance of the death benefit to the Beneficiary.

CASH SURRENDER - Before the due date of the first annuity Payment, 1) if You do not have a spouse and without the consent of any Beneficiary; or, 2) if You do have a current spouse then only with the written consent of your spouse, as required by Section 417 of the Code; We will pay to You all or any portion of the cash surrender value of the Contract upon receipt of your Written Request for it.

ADMINISTRATIVE COMPLIANCE/AMENDMENT
If changes in the Code and related law, regulations and rulings require a distribution greater than described above in order to keep this Annuity qualified under the Code, we will administer the Contract in accordance with these laws, regulations and rulings. Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing plan of which this Contract is a part, We reserve the right to amend or modify the Contract or any rider or endorsement thereto, to the extent necessary to comply with any law, regulation or other requirement in order to establish or maintain the qualified status of the plan, following all necessary regulatory approvals. Any such amendment or modification may be made retroactively effective if necessary or appropriate to conform to the conditions imposed by such law, regulation or other requirement.


                                          THE TRAVELERS INSURANCE COMPANY

                                                   [/s/ George C. Kokulis]


                                                    President

L-22383                                                                 Ed. 2/03